Exhibit 10.5

Compensation of Directors

The Company provides cash compensation to non-employee directors for serving on the Company’s Board of Directors or any of the Board’s committees as follows:

•

Annual Fee. Each non-employee director receives an annual fee for service on the Company’s Board of Directors, payable in arrears in equal quarterly installments (on March 31st, June 30th, September 30th, and December 31st) and prorated as necessary to reflect service termination during the quarter. The annual fee for any given year is equal to 25,000 multiplied by one-third of the closing price of the Company’s common stock on the Nasdaq Stock Market on December 31st of the previous year.

•

Meeting Fees. Each non-employee director is entitled to receive the following fees for participating in meetings of the Company’s board and committees other than the Nominating and Corporate Governance Committee:

°	$1,500 for attending each board meeting;
°	$500 for attending each committee meeting; and
°	$300 for participating in each board or committee conference call.

•

Nominating and Corporate Governance Committee Fees. Due to the nature of their work, instead of receiving fees on a per-meeting or per-call basis, members of the Company’s Nominating and Corporate Governance Committee receive a fee of $200 per hour for meetings, calls and interviews.

•

Audit Committee Chairman. In addition to the fees set forth above, the Chairman of the Audit Committee is paid a fee of $5,000 per quarter, to compensate him for the additional responsibilities and duties of that position.